EXHIBIT (A)

                                     FORM OF
                        SUPPLEMENTAL DECLARATION OF TRUST
                                     TO THE
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                        THE GABELLI BLUE CHIP VALUE FUND
                        ---------------------------------

       SUPPLEMENTAL DECLARATION OF TRUST to the AGREEMENT AND DECLARATION OF TRUST of The Gabelli Blue Chip Value Fund (the "Trust") made May 19, 1999 (the "Declaration of Trust").

       WHEREAS, Section 5.3 of the Declaration of Trust gives the Trustees of the Trust exclusive power, without the requirement of shareholder approval, to establish and designate such separate and distinct Classes of Shares of the Trust and to fix and determine the relative rights, terms, conditions and expenses applicable to each Class of Shares, if authorized by a vote of a majority of the Trustees then in office, including the Trustees who are not interested persons of the Trust; and

       WHEREAS, at a Special Meeting the Board of Trustees of the Trust on November 19, 2003 a majority of the Trustees, including the Trustees who are not interested persons of the Trust, approved this Supplemental Declaration of Trust establishing and designating a Class of Shares.

       NOW THEREFORE, the undersigned, being an authorized person of the Trust, certifies as follows:

       Section 1. The Board of Trustees of the Trust at a meeting held on November 19, 2003, adopted resolutions reclassifying unissued shares of beneficial interest of the Trust into a sub-series to be known as The Gabelli Blue Chip Value Fund Class I Shares ("Class I Shares").

       Section 2. The Class I Shares and any other classes of beneficial interests of the Trust so designated in the future shall, together with the other sub-series of the Trust known as The Gabelli Blue Chip Value Fund Class AAA Shares ("Class AAA Shares"), The Gabelli Blue Chip Value Fund Class A Shares ("Class A Shares"), The Gabelli Blue Chip Value Fund Class B Shares ("Class B Shares") and The Gabelli Blue Chip Value Fund Class C Shares ("Class C Shares"), represent interests in the same portfolio of assets, which assets shall be allocated to each of the foregoing Classes in accordance with subsection (c) of
Section 5.4 of the Declaration of Trust in the proportion that the net assets of such Class bears to the net assets of all such Classes and which assets shall be charged with the liabilities of the Trust with respect to each such Class in accordance with subsection (c) of Section 5.4 of the Declaration of Trust. The Class I Shares


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shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as each other Class, all as set forth in the Declaration of Trust, except for the differences set forth in the Declaration of Trust and except as hereinafter set forth:

       (1) The dividends and distributions ("Dividends") per share of the Class I Shares shall be in such amounts as may be declared from time to time by the Board of Trustees, and such Dividends may vary with respect to the shares of such Class from the Dividends with respect to the shares of such other Classes, to reflect differing allocations of the expenses and liabilities of the Trust among such Classes and any resultant difference among the net asset values per share of such Classes, to such extent and for such purposes as the Board of Trustees may deem appropriate consistent with the Declaration of Trust and this Supplemental Declaration of Trust.

       (2) The holders of Class I Shares shall vote as a separate class on any matter submitted to the holders of Class I Shares with respect to which the interest of the Class is different from the interest of one or more of such other Classes. Only the holders of Class I Shares shall vote on any matter submitted to shareholders of the Trust relating solely to such Class.

       Section 3. The assets belonging to Class I and the liabilities belonging to Class I shall be based upon the allocations required by the Rule 18f- 3 Plan.

       Section 4. The method of determining the purchase price and the price, terms and manner of redemption of Class I Shares shall be established by the Trustees in accordance with the provisions of the Declaration of Trust, this Supplemental Declaration of Trust and the Rule 18f-3 Plan and shall be set forth in the prospectus of the Trust with respect to such Class, as amended from time to time, under the Securities Act of 1933, as amended.


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       IN WITNESS WHEREOF, The Gabelli Blue Chip Value Fund has caused this
Supplemental Declaration of Trust to be signed in its name and on its behalf on this [__]th day of [__________], 200[_] by its President, who acknowledges that this Supplemental Declaration of Trust is the act of The Gabelli Blue Chip Value Fund and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

         ATTEST:                           THE GABELLI BLUE CHIP VALUE FUND




         _______________________           By:__________________________(SEAL)
         James E. McKee                       Bruce N. Alpert
                                              President